        Portions of this Exhibit 10.9 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                                                                    EXHIBIT 10.9




                                    AGREEMENT

         AGREEMENT dated as of September 27, 1996 by and between BECTON, DICKINSON AND COMPANY ("Becton"), a New Jersey corporation, having an office at 1 Becton Drive, Franklin Lakes, New Jersey 07417, and ONCOGENE SCIENCE, INC. ("OSI"), a Delaware corporation, having an office at 106 Charles Lindbergh Boulevard, Uniondale, New York 11533.


                              W I T N E S S E T H:


         WHEREAS, Becton and OSI are parties to a Collaborative Research Agreement dated October 4, 1991 (the "Research Agreement"); and

         WHEREAS, Becton and OSI are also parties to a License Agreement dated October 4, 1991, as amended on December 5, 1991 (as amended, the "License Agreement"); and

         WHEREAS, the Research Agreement expires by its terms on September 30, 1996 (the "Termination Date"); and

         WHEREAS, the license rights granted to Becton pursuant to the License Agreement shall be superseded by this Agreement; and

         WHEREAS, the license rights granted to OSI pursuant to the License Agreement shall remain in effect, except to the extent OSI has granted such rights to Calbiochem-Novabiochem International, Inc., and except to the extent Becton grants to OSI rights as set forth below; and

         WHEREAS, Becton and OSI desire herein to set forth their agreement with respect to the period between the Effective Date (as hereinafter defined) and the Termination Date and thereafter.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.       Definitions.

         Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

         1.1 "Affiliate" means any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting securities of which is owned, directly or indirectly, by Becton or OSI.

         1.2 "'A-List' Diagnostic Product" means any Diagnostic Product incorporating an antibody set forth on Schedule A, attached hereto, when used with IHC/cellular-based and flow cytometry applications as opposed to, for example, a serum-based or cytosol application.

         1.3 "'B-List' Diagnostic Product" means any Diagnostic Product incorporating an antibody set forth on Schedule B, attached hereto, when used with IHC/cellular-based and flow cytometry applications as opposed to, for example, a serum-based or cytosol application.

         1.4 "Becton" means Becton, Dickinson and Company and its Affiliates.

         1.5 "Becton Technology" means all Technology that was:

                  (a) developed by employees of, or consultants to, Becton alone or jointly with Third Persons on or prior to the Collaboration Effective Date; or

                  (b) acquired by purchase, license, assignment or other means from Third Persons by Becton on or prior to the Collaboration Effective Date.

         Becton Technology shall be owned by Becton.

         1.6 "Collaboration Effective Date" shall mean October 4, 1991.

         1.7 "Confidential Information" means all information which is disclosed by either Becton or OSI to the other party relating to such disclosing party's Technology, orally or in writing, and is designated "Confidential" by the disclosing party, in writing, no later than thirty (30) days after the time of disclosure, but excluding any such information that is (i) already known to the recipient at the time of disclosure to it other than by virtue of a prior confidential disclosure to the recipient by the disclosing party, (ii) at any time disclosed in the published literature or otherwise generally known to the public, or (iii) at any time obtained from a Third Person free from any obligation of secrecy.

         1.8 "Diagnostic Product" means any product specifically formatted for the identification, quantification or monitoring of the propensity toward, or actual existence of, any cancerous state in serum or cell preparations developed within the Research Program (i.e., any hybridoma or clone on which a substantial amount of work was conducted during the Research Program), the use or sale of which product for clinical research or as a clinically approved diagnostic product requires approval by the United States Food and Drug

Administration ("FDA"); provided, however, that Products useful in flow or image cytometry systems and sold without FDA approval for clinical research shall be both Diagnostic Products and Research Products. Diagnostic Products shall otherwise exclude Research Products.

         1.9  "Effective Date" shall be September 27, 1996.

         1.10 "Net Sales" means the gross amount received by Becton and its sublicensee for arm's length sales to a Third Person of Diagnostic Products after deducting, where applicable, the following:

                  (a) normal and customary trade discounts actually allowed and taken;

                  (b) returns and credits;

                  (c) taxes (the legal incidence of which is on the purchaser and separately shown on the shipping invoice); and

                  (d) transportation, insurance and postage charges (if prepaid and invoiced as a separate item); provided, however, that in the event a Product is sold on a "reagent rental" basis (i.e., where an instrument is provided to a purchaser without a separate charge or billing for use in conjunction with one or more Products), then Net Sales further shall be reduced by an amount equal to the fully loaded manufacturing cost of the instrument, its installation, service and maintenance amortized over a four (4) year rental period.

         1.11 "Non-IHC Product" means all Diagnostic Products except for "A-List" Diagnostic Products and "B-List" Diagnostic Products.

         1.12 "OSI" means Oncogene Science, Inc. and its Affiliates.

         1.13 "OSI Technology" means all Technology that was:

                  (a) developed by employees of, or consultants to, OSI alone or jointly with Third Persons on or prior to the Collaboration Effective Date; or

                  (b) acquired by purchase, license, assignment or other means from Third Persons by OSI on or prior to the Collaboration Effective Date.

         OSI Technology shall be owned by OSI.

         1.14 "Patent Rights" means all patentable inventions, including all applications for patents, whether domestic or foreign, disclosing or claiming such inventions, all continuations, continuations-in-part, divisions, renewals and patents of addition thereof, all patents granted thereon, whether domestic or foreign, and all reissued or reexamined patents based thereon.

         1.15 "Person" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity.

         1.16 "Product(s)" means any or all of Diagnostic Products, "A-List" Diagnostic Products, "B-List" Diagnostic Products, and Non-IHC Products.

         1.17 "Research Product" means any product developed as a result of research pursuant to the Research Program and formatted for research use only, the sale or use of which does not require approval by the FDA. Research Products specifically do not include Diagnostic Products except as otherwise provided in
Section 1.8.

         1.18 "Research Program" means the collaborative research program undertaken by the parties pursuant to the Research Agreement and the License Agreement.

         1.19 "Technology" means and includes all technology and technical information that pertains to the Research Program, including all laboratory notebooks, research plans, inventions, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridomas, monoclonal and polyclonal antibodies, proteins and protein fragments, non-protein chemical structures and methods for synthesis, structure-activity relationships, computer models of chemical structures, computer software, assay, methodology, processes, materials and methods for production, recovery and purification of natural products, formulae, plans, specifications, characteristics, marketing surveys and plans, business plans, know-how, experience and trade secrets.

         1.20 "Third Person" means a Person other than OSI or Becton, or any employee of, or consultant to, OSI or Becton.

         1.21 "Valid Claim" means a claim within Patent Rights so long as such claim shall not have been disclaimed or held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

2. Termination of Research Agreement. The parties hereby acknowledge and agree that the Research Agreement shall expire by its terms on September 30, 1996. In the event of a conflict between the terms of this Agreement and the Research Agreement and/or the License Agreement, the terms of this Agreement shall control.

3.       Licenses.

         3.1 License Granted to Becton.

                  3.1.1 "A-List" Diagnostic Products. Subject to Section 3.1.5, OSI agrees to grant to Becton an exclusive, worldwide license to make, have made for itself, use and sell "A-List" Diagnostic Products, subject to the following conditions:

                           (a) **








                           (b) Becton shall source any antibody components of
"A-List" Diagnostic Products through OSI in accordance with the financial terms set forth in Section 4.2 hereof; provided, however, that Becton may elect to manufacture clinical trial material or FDA-approved products itself or through a Third Person, in which case Becton shall pay OSI an ongoing royalty of ** of Net Sales of such Products subject to the provisions of Section 4.1 hereof.

                           (c) OSI and/or its licensees shall retain the
co-exclusive right to make, have made for itself, use and sell "A-List" Diagnostic Products for the clinical research market for all applications, including, without limitation, for use in developing clinical research data in support of product development programs.

                  3.1.2 "B-List" Diagnostic Products. Subject to the rights granted to Calbiochem-Novabiochem International, Inc., OSI grants to Becton a non-exclusive, worldwide license to make, have made for itself, use and sell "B-List" Diagnostic Products. The foregoing license granted to Becton shall be subject to the following condition:
______________
** This portion redacted pursuant to a request for confidential treatment.

                           (a) Becton shall source any antibody or reagent
components of such "B-List" Diagnostic Products through OSI in accordance with the financial terms set forth in Section 4.2 hereof; provided, however, that Becton may elect to manufacture clinical trial material or FDA-approved products itself or through a Third Person, in which case Becton shall pay OSI an ongoing royalty of ** of Net Sales of such Products subject to the provisions of Section
4.1 hereof.

                  3.1.3 "B-List" Diagnostic Products - Exclusivity. Subject to
Section 3.1.5, so long as exclusive rights are available, OSI agrees to grant Becton an exclusive license to make, have made for itself, use and sell "B-List" Diagnostic Products subject to the following conditions:

                           (a) Such license shall be exclusive for a period of
two years upon a payment by Becton to OSI of   **   per "B-List" Diagnostic
Product. Such exclusivity may be extended for an additional two years upon the
payment of an additional   **   per "B-List" Diagnostic Product.

                           (b) Becton's exclusive rights with regard to a
"B-List" Diagnostic Product shall become permanent upon the earlier of (i) receipt of FDA approval for such "B-List" Diagnostic Product or (ii) payment of
a one-time license fee to OSI of   **   per "B-List" Diagnostic Product, plus
an ongoing royalty as provided for in Section 4.1 hereof.

                  3.1.4 Non-IHC Products. The parties hereby acknowledge that OSI is retaining exclusive rights to Non-IHC Products, including, without limitation, the right to sell such Products and the right to sublicense its rights in and to such Products. In the event that OSI enters into a collaborative arrangement or license agreement with a Third Person with
______________
** This portion redacted pursuant to a request for confidential treatement.

regard to Non-IHC Products, OSI and Becton shall negotiate in good faith with regard to a nominal royalty to be paid to Becton with respect to Non-IHC Products, if any, resulting from such collaboration.

                  3.1.5 Co-Exclusivity. If, in order for OSI to successfully negotiate a Third Person collaborative arrangement or license agreement for Non-IHC Products, it is necessary to include certain "A-List" Diagnostic Products or "B-List" Diagnostic Products exclusively licensed to Becton pursuant to Section 3.1.1 or 3.1.3 hereof in such arrangement on a co-exclusive basis, the parties hereby agree that OSI shall have such a right and that the parties will negotiate in good faith a possible adjustment to the royalties owed by Becton to OSI.

         3.2 License Granted to OSI. Becton hereby grants to OSI an exclusive, worldwide license, including the right to grant sublicenses, to make, have made for itself, use and sell Research Products, Non-IHC Products and any other products covered under 3.1.4. These rights include the rights under Becton Technology and Joint Technology as defined in the License Agreement.

         3.3 Term of License Grants and Obligation to Pay Royalties.

         For each Product, the term of the grant set forth in Sections 3.1.1,
3.1.2 and 3.1.3 and the obligation to pay royalties on Products made, used or sold under said grant shall commence on the Effective Date and shall terminate, in each country, on the date of the last to expire of Patent Rights of OSI in such country so long as the applicable Patent Rights contain a Valid Claim covering such Product or, with regard to Products not covered by Patent Rights of OSI, ten (10) years after the first Product is sold by Becton in the United States. For each Research Product, the term of the grant set forth in Section
3.2 and the obligation to pay royalties on Research Products made, used or sold under said grant shall commence on the Effective Date and shall terminate, in each country, on the date of the last to expire of Patent Rights of Becton in such country so long as the applicable Patent Rights contain a valid claims covering such Research Product or, with regard to Research Products not covered by Patent Rights of Becton, ten (10) years after the first Research Product is sold by OSI in the United States.

4.       Royalties, Payments of Royalties, Accounting for Royalties and
Recordkeeping.

         4.1 Royalties to be paid by Becton.

                  Becton shall pay to OSI a royalty of        **        of Net
Sales of any "A-List" Diagnostic Product or "B-List" Diagnostic Product (net of all other royalties) in the event that (a) Becton chooses to source any antibody or reagent components of an "A-List" Diagnostic Product or "B-List" Diagnostic Product from itself or a Third Person pursuant to Section 3.1.1(b) or 3.1.2(b) hereof, or (b) Becton's exclusive rights with regard to "B-List" Diagnostic
Products become permanent upon payment of a   **   license fee; provided,
______________
** This portion redacted pursuant to a request for confidential treatment.

however, that if Becton's rights with regard to any such Product become non-exclusive because exclusivity is no longer available, such royalty rate shall reduced to ** of Net Sales of such Products (net of all other royalties). If OSI is unable to transfer either hybridomas or antibodies to Becton because OSI lacks the right to make such a transfer, then (a) with regard to Net Sales made by Becton as a result of Becton's flow cytometry business, no royalties shall be owing, and (b) with regard to Net Sales made by Becton other than those relating to its flow cytometry business, the royalty rates set forth above shall be reduced by 50%.

         4.2 Sourced Products. For any reagent components or products sourced by Becton through OSI, Becton shall pay OSI the actual fully absorbed cost thereof plus ** . For the products listed on Schedules A and B, the costs agreed to by the parties are set forth on Schedule C attached hereto. Fully absorbed cost includes all direct expenses, as well as a proportional allocation of overhead consistent with OSI's usual practice. If OSI ceases manufacturing and does not assign manufacturing rights, OSI will deliver to Becton the hybridomas to enable Becton to thereafter manufacture what had theretofore been manufactured by OSI, and OSI will receive the royalty described in Section 4.1.

         4.3 Royalties to be Paid by OSI. OSI shall pay to Becton a royalty of
       **        of Net Sales of Research Products sold directly by OSI as
covered under Section 3.1.3 and; provided, however, that this rate shall be
      **       for any Research Product if that Research Product is marketed in competition with a product of a Third Person directed to the same oncogene, anti-oncogene, tumor suppressor gene or cancer related marker. If OSI receives a royalty on Net Sales of Research Products from a Third Person, OSI shall pay to
Becton an amount equal of   **   of such royalty.
______________
** This portion redacted pursuant to a request for confidential treatment.

         4.4 Single Royalty. The parties acknowledge that only one royalty rate, the highest one applicable, will apply to Net Sales of each Product or Research Product regardless of the number of patents (or patent applications) within the Patent Rights licensed under this Agreement which may apply.

         4.5 Payment Dates. Within sixty (60) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, each party shall deliver to the other party a true and accurate report stating for each royalty-bearing Product or Research Product, as the case may be, for the preceding three (3) calendar months (a) Net Sales, (b) the royalties payable thereon, and (c) the amount of any credit taken against royalties payable not already taken in computing Net Sales. Except as otherwise provided, simultaneously with the delivery of each such report, each party shall pay to the other party the amount, if any, due for the period of such report. If no payments are due, it shall be so reported.

         4.6 Accounting. All amounts payable hereunder shall be payable in United States Dollars; provided, however, that if any payment on account of Net Sales by a party, its Affiliates or sublicensees is received in a foreign currency, such amount shall be converted monthly to United States funds at the rate set monthly by the party's international finance department from Reuters wire service (providing international spot exchange rates) on or about the 25th day of the each month (unless such date falls on a Saturday, Sunday or holiday, in which case the date shall be the closest business day thereto). Upon written notice to the other party, either party may elect a different recognized independent wire service providing international spot exchange rates.

         4.7 Records. During the term of this Agreement, each party shall keep complete and accurate records of Net Sales in sufficient detail to enable the other party to determine payments owed to it under this Agreement for a period of two (2) years after such payments are due. Each party shall permit an independent certified public accountant, acceptable to the other party and appointed by the requesting party and at the requesting party's expense, to examine its books, ledgers and records covering Net Sales during regular business hours for the purpose of verifying, and only to the extent necessary to verify, the amount of royalty due and payable but in no event more than once per calendar year. The accountant shall maintain all information received during such examination in confidence, and shall report to the party requesting examination only with respect to the accuracy of any report. Any report not examined within two (2) years of its having been made shall be deemed true and accurate. In the event the records examined reveal that a party has paid less than ninety-five percent (95%) of the amount due to the other party, the party being examined shall pay the costs of the audit and shall pay the additional amount due plus accrued interest at the average prime rate in effect for the period covered by the audit as set by Citibank, N.A.

5.       Manufacturing.

         5.1 Manufacturing Terms and Conditions. Any antibody or reagent component of any Product or Products manufactured by OSI for Becton hereunder shall be manufactured under all applicable regulations and rules including Good Manufacturing Practices, if required. If OSI is unable or unwilling to meet the manufacturing requirements, then Becton shall be free to manufacture the Product itself or through a Third Person, in such case Becton agrees to pay OSI the royalties specified in Article 4.1.

6.       Legal Action.

         6.1 Actual or Threatened Disclosure or Infringement. If information comes to the attention of Becton or OSI to the effect that any Patent Rights relating to an "A-List" Diagnostic Product or a "B-List" Diagnostic Product, with regard to which, in either case, Becton has an exclusive license, have been or are threatened to be infringed, Becton shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Becton shall notify OSI promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Becton determines that it is necessary or desirable for OSI to join any such suit, action or proceeding, OSI shall execute all papers and perform such other acts as may be reasonably required to permit Becton to act in OSI's name. In the event that Becton brings a suit, it shall be entitled to all sums recovered in such suit or in its settlement without any further obligation to OSI. If Becton does not, within 120 days after giving notice to OSI of the above-described information, notify OSI of Becton's intent to bring suit against any infringer, OSI shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so. OSI may join Becton as party plaintiff, if appropriate, in which event OSI shall hold Becton free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, and all sums recovered in any such suit or in its settlement shall belong to OSI without any further obligation to Becton. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section.

If Becton lacks standing to bring any such suit, action or proceeding, then OSI shall do so at the request of Becton and at Becton's expense. If neither party brings suit, then the lower royalty rate set forth in Section 4.1 hereof shall apply with regard to Net Sales made 60 days after expiration of the 120-day notice period set forth above.

         If information comes to the attention of Becton or OSI to the effect that any Patent Rights relating to a Product to which rights have been retained by OSI pursuant to this Agreement or to a Research Product have been or are threatened to be infringed, OSI shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. OSI shall notify Becton promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If OSI determines that it is necessary or desirable for Becton to join any such suit, action or proceeding, Becton shall execute all papers and perform such other acts as may be reasonably required to permit OSI to act in Becton's name. In the event that OSI brings a suit, it shall be entitled to all sums recovered in such suit or in its settlement without any further obligation to Becton. Becton shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by OSI for infringement, under the terms of this Section. If OSI lacks standing to bring any such suit, action or proceeding, then Becton shall do so at the request of OSI and at OSI's expense.

         6.2 Defense of Infringement Claims.

                  Each party will cooperate with the other, at the expense of the party seeking such cooperation, in the defense of any suit, action or proceeding against either such party or any sublicensee of such party alleging the infringement of the intellectual property rights of a Third Person by reason of the use Patent Rights or Technology in the manufacture, use or sale of a Diagnostic Product or a Research Product. Each party shall give the other party prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish the other party with a copy of each communication relating to the alleged infringement. The party defending any such suit or action shall have full authority (including the right to exclusive control of defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), to defend or settle any such suit, action or proceeding. If the parties agree that the other party should institute or join any suit, action or proceeding pursuant to this Section 6.2, the non-moving party may join the other party as a defendant if necessary or desirable, and each such party shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

         6.3 Licenses under Patents.

                  If the manufacture, use or sale by Becton or OSI of a Product or a Research Product in any country would, in the opinion of both Becton and OSI, infringe a patent owned by a Third Person, Becton and OSI shall attempt to obtain a license under such patent. If Becton obtains a license under such patent, then one-half (1/2) of any payments made by Becton to such Third Person shall be fully creditable under Section 4.4 hereof against royalty payments due from Becton to OSI under Section 4.1 hereof but in no event shall the royalty payment be reduced by more than fifty percent (50%) in any reporting period. If OSI is of the opinion that such manufacture, use or sale would not infringe such patent owned by a Third Person, OSI may, at its election, bring suit against such Third Person seeking a declaration that such patent is invalid or not infringed by Becton's manufacture, use or sale of the Product involved, or may bring opposition, nullity or other proceedings against such patent, as appropriate. If OSI is successful in such suit, Becton shall continued to pay royalties in such country as provided in Section 4. If OSI does not bring such suit or is unsuccessful in such suit, it shall join Becton in an attempt to obtain a license under such patent, and one-half (1/2) of any payments made by Becton to such Third Person for such license shall be fully creditable under Section 4.4 hereof against royalty payments due from Becton to OSI as to that patent and that country pursuant to this Agreement but in no event shall the royalty payment be reduced by more than fifty percent (50%) in any reporting period.

7.       Treatment of Confidential Information.

         7.1 Confidentiality.

                  7.1.1 Becton and OSI each recognize that the other party's Confidential Information constitutes highly valuable proprietary information. Subject to the disclosure obligations set forth in Section 7.3 and publication rights set forth in Section 7.2, Becton and OSI agree that for five (5) years from the date of disclosure, they will keep confidential, and will cause their Affiliates to keep confidential, all Confidential Information that is disclosed to them or to any of their Affiliates pursuant to this Agreement. Neither Becton nor OSI nor any of their Affiliates shall use Confidential Information except as expressly permitted in this Agreement.

                  7.1.2 Becton and OSI agree that any disclosure of Confidential Information to any officer, employee or agent of the other party or of any of the other party's Affiliates shall be made only to the extent necessary to carry out its responsibilities under this Agreement. The receiving party agrees not to disclose the other's Confidential Information to any Third Persons under any circumstance without written permission. Both Becton and OSI shall take such action to preserve the confidentiality of each other's Confidential Information as they would customarily take to preserve the confidentiality of their own confidential information. Each party, upon the other's request, will return all Confidential Information disclosed pursuant to this Agreement including all copies and extracts of documents within sixty (60) days of the request after the termination of this Agreement except for one (1) copy which shall be retained for archival purposes only.

         7.2 Publication. Notwithstanding Section 7.1, any results obtained in the course of the Research Program may be submitted for publication following approval by OSI's and Becton's managements. After receipt of the proposed publications by both Becton's and OSI's managements, written approval or disapproval shall be provided within thirty (30) days for a manuscript or within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

         7.3 Restrictions on Transferring Materials. Becton and OSI recognize that the biological, chemical and biochemical materials which are part of OSI Technology or Becton Technology represent valuable commercial assets. Accordingly, except as otherwise permitted by Section 12.6 hereof, throughout the term hereof and for five (5) years thereafter, OSI and Becton agree not to transfer to any Third Person any such material which constitutes Technology owned solely by the other party. Additionally, except as otherwise permitted by Section 12.6 hereof, throughout the term hereof and for six (6) months thereafter, OSI and Becton agree not to transfer to any Third Person any biological, chemical or biochemical materials which comprise, consist of or are useful in the manufacture of any Product, unless prior consent for any such transfer is obtained from the other party, which consent may not be unreasonably withheld and unless such Third Person agrees as a condition of any such transfer not to transfer the material further and to use the material for research purposes not directed toward the development of Diagnostic Products. The provisions of this Section 7.3 specifically do not apply to transfer to Pfizer Inc. pursuant to any agreements between OSI and Pfizer Inc. for purposes other than developing Diagnostic Products.

8. Representations and Warranties. OSI and Becton each represents and warrants as follows:

         8.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and New Jersey, respectively. It is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification. It has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         8.2 The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and does not and will not
(a) require the consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         8.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

         8.4 It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

         8.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under this Agreement, subject to no claim of any Third Person other than the relevant lessors or licensors.

9. Dispute Resolution. Any controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, the parties expressly waive any right, whether statutory or otherwise, to claim or seek punitive damages for any act or omission arising under or related to this Agreement and any claim for punitive damages shall not be heard or considered by the arbitrator and any finding or award of punitive damages shall be null, void and unenforceable as if never having been made.

10. Notices. All notices shall be mailed via certified mail, return receipt requested, or sent by courier or overnight delivery service or by facsimile addressed as follows, or to such other address as may be designated from time to time:

                  If to Becton:    To Becton at its address as set forth at the
                                   beginning of this Agreement

                                        Attention: Sector President, Diagnostics

                                        with a copy to: Chief Patent and
                                        Licensing Counsel

                  If to OSI:            To OSI at its address as set forth at
                                        the beginning of this Agreement

                                        Attention: Chief Executive Officer

Notices shall be deemed given as of the date of receipt.

11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

12.      Miscellaneous.

         12.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         12.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

         12.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

         12.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

         12.5 No Third Party Beneficiaries. No Person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Person.

         12.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and their interests, in whole or in part, (a) to any of the Affiliates of such party, or (b) upon a sale or transfer of all or substantially all of the business of such party relating to this Agreement, in either case upon notice to the other party.

         12.7 Counterparts. This Agreement may be executed in counterparts.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                        BECTON, DICKINSON AND COMPANY



                                        By:     /s/
                                                -----------------------

                                        Title:  Senior Vice President
                                                -----------------------

                                        Date:
                                                -----------------------



                                        ONCOGENE SCIENCE, INC.



                                        By:     /s/
                                                -----------------------

                                        Title:  Chief Executive Officer
                                                -----------------------

                                        Date:
                                                -----------------------

                                  SCHEDULE A


                                   "A" LIST



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
                                  SCHEDULE B


                                   "B" LIST



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

                               PRICING SCHEDULE


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